UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2013

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)  On April 9, 2013, Arrhythmia Research Technology, Inc. (the “Company”) issued a press release announcing the appointment of Salvatore Emma, Jr. as its President and Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

(e)  The Company entered into an employment agreement dated April 7, 2013 (the “Employment Agreement”) with Salvatore Emma, Jr. Pursuant to the Employment Agreement, Mr. Emma will be employed as President and Chief Executive Officer of the Company and its wholly owned subsidiary, Micron Products, Inc., commencing as of April 1, 2013 until December 31, 2013 unless earlier terminated pursuant to the terms of the Employment Agreement. During the term of the agreement, Mr. Emma will be entitled to a base salary at the annualized rate of $225,000 and will be eligible for a discretionary performance bonus pursuant to specific criteria to be mutually agreed upon by the parties. Pursuant to a separate Grant Agreement, Mr. Emma received options to purchase 15,000 shares of common stock of the Company under the Company's 2010 Equity Incentive Plan, which options vest annually in five equal installments over a five year period. Pursuant to the Employment Agreement, Mr. Emma may be terminated for “cause” as defined. Under the Employment Agreement Mr. Emma is subject to confidentiality, non-compete and non-solicitation restrictions.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Description

99.01	Press Release dated April 9, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 11th day of April, 2013.
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer